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                                          ALLEGHENY ENERGY SOLUTIONS,
                                          BALANCE SHEET
                                          As of December 31, 1997


    Assets

    Property, Plant and Equipment:
       At Original Cost                                       $175,000
       Accumulated Depreciation                                 (2,917)
                                                               172,083

    Current assets:
       Cash                                                  1,398,844
       Accounts Receivable:
            Electric Service                                 1,249,487
            Other                                            1,060,715
            Allowance for Uncollectibles                        (6,080)
                                                             3,702,966
    Deferred charges:
       Other                                                       182


              Total Assets                                  $3,875,231

    Capitalization and Liabilities
    Capitalization:
       Common stock                                             $1,000
       Other paid-in capital                                 3,242,620
       Retained earnings                                    (1,439,984)
                                                             1,803,636
    Current liabilities:
       Accounts payable - Affiliated                           406,706
       Accounts payable - Other                              1,041,655
      Taxes accrued:
            Federal & State Income                             622,624
            Other                                                  610
                                                             2,071,595

              Total Capitalization and Liabilities          $3,875,231



                                          Unaudited


    ALLEGHENY ENERGY SOLUTIONS, INC.
    STATEMENT OF INCOME
    FOR THE PERIODS ENDED DECEMBER 31, 1997













                                              Three Month    Year
                                                Ended        Ended

    OPERATING REVENUES:
       Residential                              $420,622     $420,622
       Commercial                                548,974      548,974
       Industrial                                246,398      246,398
          Total Operating Revenues             1,215,994    1,215,994

    OPERATING EXPENSES:
      Power costs:
          Purchased Power                        914,947      914,947
      Customer Accounting & Services           1,270,467    2,747,384
      Administrative & General                   817,848      846,339
          Total Operation & Maintenance        3,003,262    4,508,670

       Depreciation                                2,916        2,916
       Taxes other than income taxes                 481      (19,488)
       Federal and state income taxes           (255,472)    (775,376)
                  Total Operating Expenses     2,751,187    3,716,722
                  Operating Income            (1,535,193)  (2,500,728)

    Other Income, Net                          1,060,745    1,060,745


    Net Income                                 ($474,448) ($1,439,983)






    Unaudited